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                                                                     EXHIBIT 6.1


                     [LETTERHEAD OF GEORGE RIORDAN & CO.]




                                 June 1, 2001


Mr. Joseph Teresi, Chairman of the Board
Easyriders, Inc.
28210 Dorothy Drive
Agoura Hills, CA 91301


Dear Joe:

     I am tendering my resignation as a Director of Easyriders, Inc., effective today, June 1, 2001. I find that the time commitments involved in serving as a Director are incompatible with my other responsibilities and commitments.


                                       Sincerely,

                                       /s/ George Riordan

                                       George Riordan


copy to:  J. Robert Fabregas